Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion of our report dated September 4, 2025 on the balance sheets of Encore Medical, Inc. as of December 31, 2024 and 2023, and the related statements of operations, changes in stockholders’ equity (deficit), and cash flows for each of the years ended December 31, 2024 and 2023 contained in this Registration Statement of Encore Medical, Inc. dated December 29, 2025 and to the reference to our Firm under the caption “Experts” in the Prospectus included therein.

Boulay PLLP

Minneapolis, Minnesota

December 29, 2025

MN Eden Prairie | Mankato | Minneapolis

BoulayGroup.com  (t) 952.893.9320